Mobile Infrastructure Announces Estimated Per Share Net Asset Value

Represents an increase of approximately 26% from prior estimate

Cincinnati, Ohio

August 29, 2022

Mobile Infrastructure Corporation (“Mobile” or the “Company”), a Maryland corporation, today announced the Board of Directors of the Company has unanimously established an estimated net asset value (the “Estimated NAV”) for the Company’s shares of common stock of $14.76 per share on a fully diluted basis, supported by third-party independent appraisals.

The valuation underlying the Estimated NAV per share was determined as of August 1, 2022 and represents an increase of approximately 26% over the Estimated NAV established in January 2021 by the Company’s Board of Directors.

In establishing the Company’s Estimated NAV per share, the Board considered a few primary factors, including:

•	The results of third-party independent appraisals performed by CBRE, Inc. (“CBRE”) to determine the market value of the Company’s parking facilities.
•	These valuations primarily considered current market conditions and reflect factors, such as greater mobility of parking in and around city centers, as well as the Company’s enhanced lease strategy.
•	Three methodologies were relied upon by CBRE in establishing a range of values for the Company’s parking facilities, which were then utilized to calculate the Estimated NAV.
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The Company has acquired six parking facilities since the time of the last published Estimated NAV, which has both increased rental income to the Company, as well as increased the number of fully diluted shares of common stock outstanding.

•	The aggregate asset value was then adjusted for the Company’s total assets and total liabilities to arrive at the Estimated NAV.

The Estimated NAV should be considered a snapshot in time and is not indicative of the amount the Company or shareholders may receive if individual shareholders were to sell shares. Also on August 29, 2022, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”). Please refer to the Company’s Form 8-K for additional information.

About Mobile Infrastructure Corporation

Mobile Infrastructure is an internally-managed, publicly registered, non-listed company that invests primarily in parking lots and garages in the United States. As of June 30, 2022, it owned 45 parking facilities located in 23 separate markets throughout the United States, with a total of 15,818 parking spaces and approximately 5.5 million square feet and approximately 0.2 million square feet of retail/commercial space adjacent to its parking facilities. For more information, please visit www.mobileit.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the Company’s ability to control or accurately predict, including the estimated per share net asset value of the Company’s common stock and other risks. The Company’s forward-looking statements are not guarantees of future performance. Shareholders and financial professionals should not place undue reliance on forward-looking statements.

Investor Relations
mobileit@icrinc.com